Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President	CFO
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 316-5000	(801) 316-5000
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces CFO Appointment,

Incentive Stock Grants and Employment Agreements

DRAPER, Utah, March 29 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC., (Nasdaq: CTAC), today announced the appointment of Robert G. Hunter, CPA as Chief Financial Officer.

Rob has served as Vice President, Finance and Treasurer since July 2000, and prior to that as Corporate Controller since November 1997.

Brian Bethers, President of 1-800 CONTACTS, commented, “Rob has directed 1-800 CONTACTS’ accounting and SEC reporting efforts since before our initial public offering in February 1998 and has played a critical role in integrating our acquisitions.  In the past several years, Rob has restructured our finance department to better support our US Retail and ClearLab businesses.  Under Rob’s direction, we have also been able to comply with the requirements for public companies under the Sarbanes-Oxley Act.”

Prior to joining 1-800 CONTACTS, Rob spent six years in public accounting, including two years with Arthur Andersen LLP in Salt Lake City.  He graduated summa cum laude with a Bachelor’s Degree from Brigham Young University, where he also earned a Master of Accountancy Degree.  Rob is a Certified Public Accountant.

Incentive Stock Grants and Employment Agreements

The Company has approved and issued to its US Retail and ClearLab management and employees approximately 600,000 restricted shares for incentive grants under its Amended and Restated 2004 Stock Incentive Plan.  The grants are the first substantial grants to the management team since 2003, and the grants are the only grants intended for senior officers during the approximate five year term of the grants.  These share grants were designed and developed with the assistance of compensation advisors, and they have been approved by the Compensation Committee of the Company’s Board of Directors.  The grants are intended to promote focus and attention on sales growth, retail operations, manufacturing, and product development initiatives.  The Company believes that the grants will align management incentives with shareholder interests and the Company’s business strategy.

The restricted share grants include both time-vesting and performance-vesting restricted shares.  The time-vesting shares will vest 20% per year beginning November 30, 2006, and ending November 30, 2010.  The performance-vesting shares (approximately 54% of the total shares granted) will vest only upon achievement during the term of the grants of certain operational milestones— such as obtaining sources for “doctors only” lenses on competitive terms, development of certain contact lens products, and the achievement of an eight quarter cumulative financial target of at least $81 million consolidated earnings before taxes by or before the end of fiscal 2010.  Approximately 55,000 time-vesting shares issued to management are expected to vest in 2006.  Performance-vesting shares do not vest until performance targets are achieved.

The Company has also signed new employment agreements with nine executives that will replace two expired agreements and update seven existing agreements.  The employment agreements and a form of the restricted stock agreement will be filed with the Securities and Exchange Commission this week.

The Company has also authorized and issued a total of approximately 50,000 restricted shares for incentive stock grants to its five independent Directors.  These grants will vest over three years.

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery.  Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells almost all of the popular brands of contact lenses.  1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in international markets.  More information about ClearLab can be found at its website, www.clearlab.com.

This news release contains forward-looking statements about the Company’s future business prospects.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.